DISPOSITION SUPPORT AGREEMENT

This Disposition Support Agreement is entered into as of the 16th day of April, 1996, between Insignia Financial Group, Inc., hereafter referred to as the "ADVISOR", and ___________________________________, an Illinois limited partnership, the owner of the Property (as hereinafter defined), hereafter referred to as the "OWNER". This Agreement shall terminate at 5:00 p.m. Chicago time one year from the date of this Agreement ("Scheduled Termination Date") unless earlier terminated by OWNER on the terms described herein.

In consideration of the services rendered by the ADVISOR and the other terms of this Agreement relating to the sale of the real estate commonly known as _____________________ ("Property"), located in _________, ___________, the parties hereto agree as follows:

1. OWNER hereby appoints ADVISOR as disposition support advisor for the term hereof to perform the services described herein relating to the marketing of said Property for sale, upon the following terms and conditions or on such other terms as approved by OWNER:

  A. ADVISOR is not authorized to negotiate on behalf of, or bind, OWNER to any
contract or other agreement of any kind on behalf of OWNER.   ADVISOR shall
perform the services described on Exhibit A hereto (the "Services").

  B. OWNER and ADVISOR specifically agree that ADVISOR shall receive the compensation described in Exhibit B attached hereto only if the Property is sold and the transaction is consummated. ADVISOR may divide any compensation payable hereunder with any licensed agent provided that the cooperating agent or agents participated in the performance of the Services and delivers to OWNER a receipt and release of all claims due. Payment to ADVISOR of the compensation provided for herein shall be payment in full of all compensation due under this Agreement, and ADVISOR shall deliver to OWNER a receipt and release of any claims due.

  C. ADVISOR agrees to cooperate fully with any and all licensed real estate brokers in connection with the sale of the Property. ADVISOR agrees to indemnify and hold OWNER and its agents harmless against any loss, claim, cause of action, liability and expense including reasonable attorney's fees, in connection with the claims of any brokers, finders or other persons who may claim to have procured a purchaser as a result of their dealings through ADVISOR. The terms and conditions of this indemnification shall survive the termination of this Agreement.

  D. In the event it becomes necessary for either party to initiate legal proceedings of any nature in order to secure payment of the compensation provided for in this Agreement, or to enforce the terms hereof, the prevailing party shall be entitled to recover reasonable attorney fees and costs.

  E. OWNER may terminate this Agreement at any time without cause upon sixty
(60) days prior written notice to ADVISOR or with cause upon seven (7) days prior written notice to ADVISOR. If OWNER (a) terminates this Agreement prior to the Scheduled Termination Date without cause and OWNER executes a contract for a sale of the Property prior to the Scheduled Termination Date or (b) this Agreement expires on the Scheduled Termination Date, and in either event OWNER closes a sale within 60 days following the Scheduled Termination Date, then OWNER will pay ADVISOR the compensation described in this Agreement.
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2.   Time is of the essence of this Agreement.

3. The laws of the State of Illinois shall govern the validity, enforcement and interpretation of this Agreement.

4. This Agreement contains the entire agreement between OWNER and ADVISOR, and no oral statement or prior written matter shall have any force or effect. No variation, modification or amendment of this Agreement shall be binding on the parties hereto unless and until set forth in a document executed by the parties hereto. This Agreement may not be assigned by either party without the consent of the other party hereto, except that ADVISOR may assign this Agreement without the consent of OWNER to Insignia Mortgage and Investment Company.

5. This Agreement is expressly subject to the terms and conditions contained in the Exhibits attached hereto and made a part hereof.

IN WITNESS WHEREOF, The parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

     OWNER:

     ___________________________,
     an Illinois limited partnership


     By: ______________________,
         ______________________
         its general partner

     By: _______________________
     Its:__________________________


     ADVISOR:

     INSIGNIA FINANCIAL GROUP, INC.


     By: _______________________
     Its:__________________________
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                                   EXHIBIT A

ADVISOR shall provide the following disposition support services (the "Services") in connection with the sale of the Property:

1. Assist under the supervision and direction of OWNER personnel in the compilation, preparation and dissemination of property sales packages of information to be utilized by prospective purchasers in their financial and other analyses in determining whether to purchase the Property.

2. Assist OWNER and any third party real estate broker that OWNER may utilize, in its sole discretion, in connection with the Property sale under the supervision and direction of OWNER personnel in discussions with prospective purchasers regarding sales of the Property.

3. At OWNER's direction, to conduct or assist in site visits and tours of the Property by prospective purchasers of the Property.

4. During the period the Property is listed for sale, maintain stability and consistency of operations of the Property, including maintaining key property and district personnel, close monitoring of expenses, maintaining rental and occupancy rates (in accordance with the budget for the Property previously agreed to by OWNER unless OWNER shall direct ADVISOR in writing to deviate from such budget) and maintaining the Property in excellent visible condition for property inspections.

5. Such other services as OWNER and ADVISOR may agree to such as coordinating appraisals, construction inspections and environmental inspections.

To the extent that ADVISOR shall be engaged as the real estate broker in connection with the proposed sale of the Property, ADVISOR shall not be separately engaged to perform the Services with respect to such Property sale.
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                                   EXHIBIT B

This EXHIBIT is attached to and made a part of that certain Disposition Support Agreement ("Agreement"), by and between OWNER and ADVISOR, as said terms are defined in the Agreement, concerning the proposed sale of the Property. In the event of any conflict between the terms and conditions of this Exhibit B and the terms appearing in the Agreement, the terms and conditions of this Exhibit B shall control.

1.Compensation and Time of Payment

If and when, pursuant to the terms of the Agreement, a written sales agreement is entered into between OWNER and a purchaser and the transaction is subsequently consummated and title is transferred to a third party during the term of the Agreement and subject to Paragraph 1(E) of the Agreement, OWNER agrees to pay to ADVISOR, upon closing of the transaction, a fee in consideration of the Services performed equal to 1.25% of the purchase price if the purchase price does not exceed $7.5 million, 1% of the purchase price if the purchase price exceeds $7.5 million but does not exceed $12.5 million, or 0.75% of the purchase price if the purchase price exceeds $12.5 million. Furthermore, in the event OWNER has in effect an agreement with Compleat Resource Group, Inc. ("CRG") relating to the marketing of certain services at the Property, and OWNER has paid certain fees to CRG or its vendors or agents on behalf of residents at the Property, and OWNER has not received compensation as of the date of the closing of the sale of the Property from CRG or its vendors or agents in an amount equal to such fees paid by OWNER, ADVISOR agrees that its compensation under this Agreement shall be reduced by any such deficiency under the CRG Agreement. Notwithstanding the foregoing statements, ADVISOR acknowledges and agrees that the compensation to all parties in connection with such sale, including compensation to be payable to ADVISOR, in the aggregate may not exceed the prevailing rate for real estate brokerage services when considering the type of real property to be sold, the sale price of the Property and the geographic locale of the Property (the "Prevailing Rate") and that, as a result, ADVISOR's and such third party's compensation may be reduced proportionately. In addition, in the event that it is determined that the compensation paid to ADVISOR hereunder, when combined with compensation paid to other third parties by the OWNER in connection with the sale of the Property is in excess of the Prevailing Rate, ADVISOR will reduce its compensation hereunder and repay to OWNER an amount necessary to make such total compensation not greater than the Prevailing Rate, but in no event in excess of the amount paid to ADVISOR in connection with the sale of such Property.

If for any reason whatsoever, including but not limited to acts, omissions, negligence or the willful default of OWNER, its agents, employees or representatives, the closing of a transaction is not consummated, no compensation or fee of any sort will be deemed to be due or earned or shall be paid to ADVISOR by OWNER, and OWNER is and shall be relieved from liability for the payment of any and all compensation, fees, claims or charges whatsoever. It is expressly agreed that OWNER shall have the unqualified right, in its sole and absolute discretion, to refuse to enter into any sales agreement for any reason whatsoever without incurring any obligation to ADVISOR for the payment of compensation or otherwise.
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2.Indemnity

In the event of a claim against OWNER for compensation, a fee or damages of any nature or sort whatsoever by any party not a party to this Agreement, which claim arises out of the acts, failure to act or omissions of ADVISOR, ADVISOR agrees to indemnify OWNER against any damages and costs, including reasonable attorneys' fees suffered by OWNER. All the terms and conditions of this indemnity shall survive the termination of the Agreement.

3.Assignment

It is understood and agreed between the parties hereto that ADVISOR shall not assign, convey or transfer any interest or obligation under the terms of this Agreement without the OWNER's prior written consent.

4.Limitation of Liability of Owner

Anything contained in this Agreement to the contrary notwithstanding, ADVISOR agrees that ADVISOR shall look solely to the interest of OWNER in the Property or the proceeds thereof for the collection of any judgment requiring the payment of money by OWNER because of a default or breach by OWNER with respect to any of the terms, covenants and conditions of this Agreement and that no other assets of OWNER or its employees, officers, directors, partners, affiliates, attorneys, successors or assigns shall be subject to levy, execution or other judicial process for the satisfaction of ADVISOR's claim.
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